EX-99.27d(2)

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

                             2900 Westchester Avenue
                            Purchase, New York 10577

                                 A STOCK COMPANY        [GRAPHIC OMITTED]
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                           CHILDREN'S INSURANCE RIDER

This rider is made part of the policy to which it is attached.

The Company will pay the insurance provided by this rider upon receipt of due proof that the death of an Insured Child occurred while this rider was in force.

The amount of insurance provided by this rider for each Insured Child is shown on the policy specification page.

                                   DEFINITIONS

INSURED. As used in the rider, the term "Insured" means the individual Insured under the policy to which this rider is attached.

INSURED CHILD. An Insured Child, referred to in this rider as "Child," means each of the Insured's children, stepchildren and legally adopted children named in the application for this rider who:

1.       has attained age 14 days; and
2.       has not attained age 18 on the date of the application for this rider;
         and
3.       has not been excluded by an amendment to the application.

After this rider is in force, any other Child born to, legally adopted by, or acquired as stepchildren of the Insured, prior to such Child's 18th birthday, will become an Insured Child at age 14 days or upon the date of adoption, or date acquired as a stepchild, whichever is later.

EXPIRY OF INSURANCE ON EACH CHILD. The date of expiry of insurance on the life of each Child is the earlier of:

1.   the 22nd birthday of the Child; or
2. the end of the premium paying period for this rider as shown on the policy specifications page.

OPTION FOR CONVERSION UPON EXPIRY. If the Insured commits suicide, or when the insurance on the life of each Child expires, it may be converted, without evidence of insurability, to any life policy other than term, then made available by the Company for conversion provided this rider is in force and no premium is in default. Written application for the new policy, with payment of the first premium, must be received by the Company no later than 30 days after the date of expiry.

The policy date of the new policy will be the date of expiry of insurance under this rider. The face amount of the new policy may be up to 5 times the amount of insurance provided by this rider for each Child, subject to any limitations made by law. The amount must not be less than that which is issued by the Company under the plan desired. At least one plan will always be available for conversion of this rider. The new policy premium will be based on the premium rate for the attained age of the Child in accordance with the premium rates and policy forms in use on the date of conversion. The new policy will be issued using a standard premium classification. Additional benefits will be included in the new policy only with the consent of the Company.

PAID-UP INSURANCE AFTER DEATH OF INSURED. The insurance provided by this rider for each Child will become paid-up term insurance upon receipt of due proof of the death of the Insured (including suicide). The insurance will continue, without further payment of premiums, until the date of expiry and the rider will terminate.

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The paid-up term insurance for each Child may be surrendered at any time for its reserve value. The reserve value will be furnished on request. In case of surrender within 30 days after a policy anniversary, the computation will be made as of the anniversary. The Company may defer the payment of any reserve value for the period permitted by law. This will not exceed six months after Written Request is received by the Company.

BENEFICIARY. The beneficiary for insurance on each Child under this rider is the Insured, if living, otherwise the estate of the Insured Child. The owner may change the beneficiary, unless otherwise provided by endorsement, by filing a Written Request with the Company.

OWNERSHIP. During the lifetime of the Insured, the owner of the insurance provided by this rider is the Owner of the policy to which this rider is attached. After the death of the Insured, the owner of the paid-up term insurance will be the legal guardian of the Child until the Child's 18th birthday, at which time the Child will become the owner.

SUICIDE EXCLUSION. If a Child commits suicide within 2 years from the effective date of this rider, the Company's liability will be limited to the amount of premiums actually paid under this rider and this rider will terminate without further benefits or value.

ERRORS IN AGE. If the age of the Insured or a Child has been misstated, the expiry dates of the insurance provided by this rider will be adjusted to reflect those dates according to the correct age(s).

TERMINATION.  This rider will terminate on the earliest of:

1. the end of the premium paying period for this rider as shown on the policy specifications page;

2.   the end of the grace period for any premium due and unpaid;

3. the date the policy is terminated for any reason or is continued under a paid-up insurance provision;

4.   the date of death of the Insured;

5.   at any premium due date by the Written Request of the owner.

GENERAL PROVISIONS.

1. This rider is subject to all the terms of the policy to which it is attached, except as they are changed by this rider.

2. The effective date of this rider is the issue date of the policy unless otherwise stated by endorsement.

3.   The premium for this rider is as shown on the policy specifications page.

4. Any values under the policy will be the same as if this rider were not part of the policy.

The Company has caused this rider to be signed on the issue date.


                                      SIGNED FOR THE JACKSON NATIONAL LIFE
                                      INSURANCE COMPANY OF NEW YORK

                                      /s/ Thomas J. Meyer

                                      SECRETARY
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